Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firms” and to the use of our report dated May 9, 2011 (except Note 10, as to which the date is October 7, 2011) in the Registration Statement (Form S-1 No. 333-177260) and related prospectus of Armstrong Resource Partners, L.P. and Subsidiaries (formerly Elk Creek, L.P. and Subsidiaries) for the registration of            common units.
/s/ Ernst & Young LLP
St. Louis, Missouri
December 19, 2011